Exhibit 10.2

                          [Teltronics, Inc. letterhead]


October 12, 2001


Intelliworxx, Inc.
c/o Herbert H. Sommer, Esq.
Sommer & Schneider, LLP
595 Stewart Avenue, Suite 570
Garden City, New York 11530

Via facsimile: (516) 228-8211

Re: Teltronics v. Kevin Rogers et al.

Gentlemen:

Teltronics, Inc. ("Teltronics"), Intelliworxx, Inc. ("Intelliworxx") and other parties have entered into a Settlement Agreement and certain other documents pertaining to a lawsuit filed in the United States District Court, Middle District of Florida, Tampa Division, Case No. 98-CIV-1392-T-23B (the "Settlement"). Pursuant to the Settlement, Intelliworxx delivered to Teltronics, among other things, its promissory note dated August 1, 2001 in the principal amount of $700,000 (the "Note). Prior to the time that it delivered the Note to Teltronics, Intelliworxx deposited the sum of $31,449 into the trust account of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. for the purpose of making the payment due August 1, 2001 under the Note. Intelliworxx has not made the payments due under the Notes on September 1, 2001 and October 1, 2001 (the Delinquent Payments") and has advised Teltronics that it does not currently have sufficient available funds to make the Delinquent Payments. Accordingly, Intelliworxx is currently in default under the Note.

The purpose of this letter is to set forth the mutual understanding of Teltronics and Intelliworxx as to payment by Intelliworxx of the Delinquent Payments and the agreement of Teltronics to forebear from exercising certain rights granted to it under the Note.

Intelliworxx agrees that (i) beginning with the payment due on November 1, 2001 and for the remaining term of the Note, it will make all payments according to the terms set forth in the Note; and (ii) no later than six months from the date of this letter, it will make the entire Delinquent Payments to Teltronics.

Teltronics agrees that, for the period ending six months from the date of this letter, but only for so long as Intelliworxx fulfills all its obligations as set forth in the preceding paragraph, Teltronics will not exercise the rights granted to it upon an Event of Default as defined in Section 6(a) of the Note. Nothing contained in this letter shall be interpreted to constitute a waiver by Teltronics of any rights it may have upon an Event of Default as defined in
Section 6(b) and Section 6(c) of the Note.

The forbearance granted by Teltronics in this letter shall expire on the earlier of (i) six months from the date of this letter or (ii) the date on which Intelliworxx has made the Delinquent Payments.

If this letter accurately sets forth the understanding of Intelliworxx as to the Delinquent Payments, please acknowledge such by signing in the space provided below and returning the copy to me.

                                           TELTRONICS, INC.



                                           By: /s/ Ewen R. Cameron
                                           -------------------------------
                                           Ewen R. Cameron, President


Agreed and accepted this 26th day of
October, 2001

INTELLIWORXX, INC.



By: /s/ Christopher J. Floyd
----------------------------------------
Christopher J. Floyd, CFO